Confidential treatment has been requested for redacted portions of this exhibit.

This copy omits the information subject to the confidentiality request. Omissions are designated as ******.

Exhibit 10.25

LOTUS TECHNOLOGY INC.

SERIES A PREFERRED SHARE PURCHASE AGREEMENT

August 30, 2022

1

Table of Contents

1.	DEFINITIONS	1
2.	SALE AND PURCHASE	7
3.	CLOSING	7
4.	REPRESENTATIONS AND WARRANTIES	8
5.	CONDITIONS TO THE INVESTOR’S OBLIGATIONS AT THE CLOSINGS	10
6.	CONDITIONS TO COMPANY’S OBLIGATIONS AT THE CLOSINGS	11
7.	COVENANTS	12
8.	INDEMNITY	12
9.	MISCELLANEOUS	13

EXHIBITS

Exhibit A: Schedule of the Investors

Exhibit B: Warrantors’ Representations and Warranties

Exhibit C: Fifth Restated Constitution

Exhibit D: Fourth Restated Shareholders’ Agreement

Exhibit E: Disclosure Schedule

Exhibit F: Key Management Staff

SERIES A PREFERRED SHARE PURCHASE AGREEMENT

THIS SERIES A PREFERRED SHARE PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of                     , 2022 (“Effective Date”), by and among:

(1)           the investors (each, an “Investor” and collectively, the “Investors” listed on the Schedule of the Investors attached hereto as Exhibit A (the “Schedule of the Investors”);

(2)           Lotus Advanced Technology Limited Partnership, a limited partnership incorporated under the laws of the British Virgin Islands with its registered office at Sertus Chambers, P.O. Box 905, Quastisky Building, Road Town, Tortola, British Virgin Islands (the “Offshore Founder Holdco”); and

(3)           Lotus Technology Inc., a company incorporated in the Cayman Islands with its registered office at Sertus Chambers, Governors Square, Suite # 5-204, 23 Lime Tree Bay Avenue, P.O. Box 2547, Grand Cayman, KY1-1104, Cayman Islands (the “Company”).

The foregoing parties are hereinafter collectively referred to as the “Parties” and respectively referred to as a “Party”.

RECITALS

A.	The Company is an exempted company limited by shares incorporated in the Cayman Islands and has at the date of this Agreement 2,142,922,222 issued and outstanding Ordinary Shares (as defined below), par value US$0.00001 each share.

B.	The Group Companies (as defined below) are engaged in design, research, development, manufacturing, assembling, distribution, and sales of the Lifestyle Vehicles (as defined below) of brand Lotus as well as providing the related products such as accessories and related after-sale services for the Lifestyle Vehicles (the “Principal Business”).

C.	Subject to the terms and conditions set forth in this Agreement and the other Transaction Documents (as defined below), at the Closing, the Company desires to issue and sell to the Investor, and the Investor desires to purchase from the Company, such number of Preferred Shares set forth opposite such Investor’s name on the Schedule of the Investors attached hereto.

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound hereby, the Parties hereby agree as follows:

1.	DEFINITIONS

1.1	Certain Defined Terms

For purposes of this Agreement:

“Affiliate” means, in relation to any person, any other person who directly or indirectly Controls, is Controlled by or is subject to common Control with the first-mentioned person, and for the purpose of this Agreement, “Control” (including as used in “Controlled by” and “common Control”) means the possession by a person, directly or indirectly, of (a) the legal and beneficial ownership of more than 50% of the voting shares of another person; or (b) the power to direct or cause the direction of the management and policies of another person, whether through the ownership of shares or other securities carrying the right to vote, through the composition of the board of directors of such other person, by contract or otherwise, and includes, with respect to any individual, such individual’s spouse, parents and parents of the spouse, siblings and their spouse, children over 18 years old and their spouse, siblings of the spouse and parents of the spouse of the children.

“Circular 37” means the Notice on Relevant Issues Concerning Foreign Exchange Administration for Domestic Residents to Engage in Overseas Investment and Financing and Round-Trip Investment via Special Purpose Companies ( ) issued by SAFE on July 4, 2014, as amended, and its relevant or supplementing rules and regulations.

“Control Documents” means collectively (i) the Exclusive Call Option Agreement (  ) entered into by and among the WFOE, the Domestic Company and each nominee shareholder of the Domestic Company; (ii) the Exclusive Consulting and Service Agreement (  ) entered into by and between the Domestic Company and the WFOE; (iii) the Equity Pledge Agreement (  ) entered into by and among the WFOE, the Domestic Company, and each nominee shareholder of the Domestic Company; (iv) the Loan Agreement (  ) entered into by and among the WFOE and the Domestic Company; (v) the Power of Attorney (  ) issued by each nominee shareholder of Domestic Company; (vi) the Spouse Consent Letters (  ) issued by the spouse of FENG Qingfeng (  ), LI Donghui (  ), LI Shufu (  ), each entered into or issued on March 8, 2022, and any amendment or supplement thereto.

“Domestic Company” means Wuhan Lotus E-Commerce Co., Ltd. (  ).

“Equity Securities” means, with respect to any person that is a legal entity, any and all shares of capital stock, membership interests, units, profits interests, ownership interests, equity interests, registered capital, and other equity securities of such person, and any right, warrant, option, call, commitment, conversion privilege, pre-emptive right or other right to acquire any of the foregoing, or security convertible into, exchangeable or exercisable for any of the foregoing, or any Contract providing for the acquisition of any of the foregoing.

“Fifth Restated Constitution” means the fifth amended and restated memorandum and articles of association of the Company substantially in the form as set forth in Exhibit C adopted as of the Closing.

“Fourth Restated Shareholders’ Agreement” means the fourth amended and restated shareholders’ agreement to be entered into between the Company, the existing shareholders of the Company and the Investors substantially in the form as set forth in Exhibit D, which is to take effect from the Closing.

“Fundamental Warranties” means the representations and warranties given by the Warrantors as set forth in Sections 1 to 6, and 17 in Exhihit B.

“Group Companies” or “Group” means:

(a)	the WFOE;

(b)	Entities Controlled by the WFOE;

(c)	the Company; and

(d)          any entity established, Controlled and/or financially consolidated from time to time by (a), (b) and/or (c) above. “Group Company” means any one of them.

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“Intellectual Property” means any and all (a) patents, patent rights and applications therefor and reissues, re-examinations, continuations, continuations-in-part, divisions, and patent term extensions thereof, (b) inventions (whether patentable or not), discoveries, improvements, concepts, innovations and industrial models, (c) registered and unregistered copyrights, copyright registrations and applications, mask works and registrations and applications therefor, author’s rights and works of authorship (including artwork, software, computer programs, source code, object code and executable code, firmware, development tools, files, records and data, and related documentation), (d) URLs, web sites, web pages and any part thereof, (e) technical information, know-how, trade secrets, drawings, designs, design protocols, specifications, proprietary data, customer lists, databases, proprietary processes, technology, formulae, and algorithms and other intellectual property, (f) trade names, trade dress, trademarks, domain names, service marks, logos, business names, and registrations and applications therefor, and (g) the goodwill symbolized or represented by the foregoing.

“Lifestyle Vehicles” means all passenger vehicles other than Sports Car, including Sports Utility Vehicle (SUVs), Sedan, Cross-over and Hatch-back (each as defined below).

(a)	“Sports Car” means a vehicle low to the ground with dynamic capability as the focus; typically, with 2 doors and 2 or 4 seats with either metal roof or a convertible hood.

(b)	“Sport Utility Vehicle (SUV)” refers to a vehicle with increased ground clearance, space and visibility over a Sedan; they can be either off-road focused or comfort focused.

(c)	“Sedan” refers to a vehicle whose length is divided into three distinct sections, an engine compartment, a cabin for passengers and a trunk, typically, with 4 doors and 4 or 5 seats. Sedans with low rear roof lines are referred to as coupes.

(d)	“Cross-over” refers to a vehicle with a mixture of Sedan and SUV attributes, often with some increase in ride height and roof line but maintaining a lower overall height than the SUV.

(e)	“Hatchback (Hatch-back)” refers to a Sedan but with five doors, where the fifth door provides access to the trunk area and the main body of the car with seats folded.

“Majority Series A Investors” means the shareholder(s) of the Company holding more than fifty percent (50%) of the outstanding Series A Preferred Shares.

“Material Adverse Effect” with respect to any person, means any condition, change or effect with respect to the business, operations, assets, liabilities (including contingent liabilities), results of operations, financial status or prospects of such person which, alone or in conjunction with any other condition, change or effect: (a) results in any of the following effect and cannot be effectively remedied within twenty (20) Business Days: (i) such person’s entire or substantially equivalent to the entire business of such person is suspended for more than three (3) consecutive months or is terminated; (ii) such person is unable to perform more than 30% of the contracts of its Principal Business; (iii) a change of Control of the person or such person’s control is severely restricted; or (b) would reasonably be expected to constitute a substantial impediment to a Qualified IPO of such person and cannot be removed by rectification within sixty (60) months from the Closing Date; other than to the extent caused by (i) changes in the general economic or political conditions in jurisdictions in which the Group Companies are operating, (ii) changes (including changes in law) or conditions generally affecting the industry in which the Group Companies are operating; (iii) acts of war, sabotage or terrorism or natural disasters involving any jurisdiction in which the Group Companies are operating, (iv) any action taken by the Group Companies that is required or contemplated pursuant to the Transaction Documents; provided, with respect to clauses (i) - (iii), that such changes do not affect the Group Companies disproportionately as compared to other persons in the same industry.

“Ordinary Shares” means ordinary shares in the capital of the Company.

“Permit” means any governmental approvals, permits, licenses, authorizations, certifications, registrations, and filings.

“PRC” means the People’s Republic of China, and solely for the purpose of this Agreement, excluding Hong Kong SAR, Macau SAR and Taiwan.

“Qualified IPO” means an initial public offering and listing or back door listing (including via SPAC) or other similar transactions to achieve the listing of the shares of the Company, on the Shanghai Stock Exchange, Shenzhen Stock Exchange, London Stock Exchange, New York Stock Exchange, Nasdaq Stock Exchange, Hong Kong Stock Exchange, or any other stock exchange or quotation system that is approved in writing by MISSION PURPLE L.P. and Majority Series A Investors, that implies a post-offering market capitalization of the Company (on a fully-diluted basis) upon the consummation of such offering of not less than the Qualified Valuation. Notwithstanding the foregoing, any listing of the Shares of the Company not meeting the requirements above but in no event less than US$5.5 billion may nevertheless be deemed to be a Qualified IPO with the vote or written consent of Mission and Majority Series A Investors.

“Qualified Valuation” means a post-offering market capitalization of the Company that is at least: (a) US$5.5 billion if an initial public offering and listing or back door listing (including via SPAC) or other similar transactions to achieve the listing of the shares of the Company is consummated on or before the third (3rd) anniversary of the Closing Date; (b) US$6.5 billion if an initial public offering and listing or back door listing (including via SPAC) or other similar transactions to achieve the listing of the shares of the Company is consummated during any time between the date after the third (3rd) anniversary of the Closing Date and the fourth (4th) anniversary of the Closing Date (inclusive); (c) US$10 billion if an initial public offering and listing or back door listing (including via SPAC) or other similar transactions to achieve the listing of the shares of the Company is consummated during any time between the date after the fourth (4th) anniversary of the Closing Date and the fifth (5th) anniversary of the Closing Date (inclusive).

“Related Party Transaction” means any transaction by and among any officer, director, or direct or indirect holder of over 5% equity security of any Group Company, and any Affiliate of any of the foregoing, on the one hand, and any Group Company on the other hand.

“RMB” means the lawful currency of the People’s Republic of China.

“SAMR” means the State Administration for Market Regulation of the PRC or its local counterpart, or, with respect to any matter to be submitted for examination by and registration with the Administration for Market Regulation of the PRC, any Governmental Authority which is similarly competent to examine and register such matter under the Laws of the PRC.

“Series A Preferred Shares” means redeemable convertible Series A preferred shares in the share capital of the Company, having the terms and conditions in the Fourth Shareholders’ Agreement and the Fifth Restated Constitution, each as amended from time to time.

“Transaction Documents” means this Agreement, the Fourth Restated Shareholders’ Agreement and the Fifth Restated Constitution.

“US$” or “U.S. Dollar” means the lawful currency of the United States of America.

“Warrantors “ means the Company and the Offshore Founder Holdco collectively and “Warrantor” means any one of them.

“WFOE” means Wuhan Lotus Technology Co., Ltd. (  ).

1.2	Definitions

The following terms have the meanings set forth in the Sections set forth below:

Agreement	Preamble

Claim Loss Threshold	Section 8.2(a)(i)

Closing	Section 3.1

Company	Preamble

Confidential Information	Section 9.9(a)

Disclosure Schedule	Section 4.1

Effective Date	Preamble

HKIAC	Section 9.13

Indemnified Party	Section 8.1

Individual Claim	Section 8.2(a)

Investor or Investors	Preamble

Losses	Section 8.1

Lotus Technology	Recitals

Onshore Deposit	Section 3.3

Party or Parties	Preamble

Principal Business	Recitals

Purchased Shares	Section 2.2(a)

Schedule of the Investors	Preamble

Offshore Founder Holdco	Preamble

1.3	Interpretation and Rules of Construction

In this Agreement, unless otherwise specified:

(i)            unless the context otherwise requires, the definition of terms herein shall apply equally to the singular and plural forms of the terms defined;

(ii)           any pronoun shall include the corresponding masculine, feminine and neuter forms;

(iii)          dates and times are to PRC time;

(iv)          reference to any statute, by-law, regulation, rule, delegated legislation or order is to any statute, by-law, regulation, rule, delegated legislation or order as amended, modified or replaced from time to time and to any statute, by-law, regulation, rule, delegated legislation or order replacing or made under any of them;

(v)           unless otherwise specified herein, references to any Section, paragraph or Exhibit are to those contained in this Agreement and all Exhibits to this Agreement are an integral part of this Agreement, and have the same force and effect as if expressly set out in the main body of this Agreement;

(vi)          headings are for ease of reference only and shall not be taken into account in construing this Agreement;

(vii)         Person includes any individual, firm, company or other incorporated or unincorporated body;

(viii)        in writing means any communication made by letter or email, and written shall be construed accordingly;

(ix)          Business Day means a day (other than a Saturday, Sunday or gazetted public holiday) on which banks are open for normal banking business in PRC, the British Virgin Islands, the Cayman Islands and Hong Kong;

(x)           anything or obligation to be done under this Agreement which is required or falls to be done on a stipulated day, shall be done on the next succeeding Business Day, if the day upon which that thing or obligation is required or falls to be done falls on a day which is not a Business Day;

(xi)           agreement means any agreement or commitment whether conditional or unconditional and whether by deed, under hand, oral or otherwise;

(xii)         including and in particular shall be construed as being by way of illustration or emphasis only and shall not be construed as, nor shall they take effect as, limiting the generality of any preceding words;

(xiii)        other and otherwise shall not be construed ejusdem generis with any foregoing words where a wider construction is possible; and

(xiv)        law includes any legislation, any common or customary law, constitution, decree, judgment, order, ordinance, treaty or other legislative measure in any jurisdiction and any directive, request, requirement, guidance or guideline (in each case, whether or not having the force of law but, if not having the force of law, compliance with which is in accordance with the general practice of persons to whom the directive, request, requirement, guidance or guideline is addressed).

2.	SALE AND PURCHASE

2.1	Authorization

As of the Closing, the Company will have authorized the sale and issuance of the Purchased Shares (as defined below) to the Investor.

2.2	Agreement to Purchase and Sale of the Purchased Shares

Subject to the terms and conditions hereof,

(a)            at the Closing, the Investor hereby agrees to subscribe for and purchase from the Company, and the Company agrees to issue and sell to such Investor that number of Series A Preferred Shares set forth opposite such Series A Investor’s name on the Schedule of the Investors (the “Purchased Shares”), against the consideration set forth opposite such Series A Investor’s name on the Schedule of the Investors (the “Purchase Price”).

(b)            The Company’s agreement with the Investor is a separate agreement, and the sale and issuance of the Purchased Shares to the Investor is a separate sale and issuance. For the avoidance of doubt, the Investor shall proceed to the Closing and purchase its portion of the Purchased Shares hereto pursuant to this Section 2 as long as all closing conditions specified in Section 5 applicable to such Investor and closing conditions specified in Section 6 applicable to the Warrantors have been satisfied or waived by the relevant Party.

3.	CLOSING

3.1	Closing

The consummation of the purchase and sale of the Purchased Shares (the “Closing”, with respect to the Investor, referred to the issuance of the respective Purchased Shares to such Investor by the Company; and the date of the Closing, the “Closing Date”) shall be conducted by exchange of documents, on a date no later than ten (10) Business Days after the fulfilment or waiver of all the conditions to the Closing as set forth in Section 5 and Section 6 respectively, or at such other place and time as the Company and the applicable Investor may mutually agree upon.

3.2	Company’s Closing Deliverables

At the Closing, in addition to any items the delivery of which is made as an express condition to the Investor’s obligations at such Closing pursuant to Section 5, the Company shall deliver to the Investor:

(a)            a scanned copy of the Company’s register of members, certified by a director of the Company as true and complete as of the Closing Date, updated to show such Investor as the holder of the Purchased Shares opposite such Investor’s name on the Schedule of the Investors;

(b)            a scanned copy of the duly issued share certificate representing the Purchased Shares opposite such Investor’s name on the Exhibit A registered in the name of such Investor, certified by a director of the Company as true and complete as of the Closing Date (with the original of the share certificate delivered to such Investor as soon as practical after the Closing Date).

3.3	Payment of the Purchase Price

(a)             Within five (5) Business Days after the date of this Agreement, the Investor shall pay (or cause to be paid) a no-interest bearing deposit (the “Onshore Deposit”) amounting to the Investment Amount to the designated bank account of the WFOE. Such Onshore Deposit shall be returned to the Investor by the Company no later than five (5) Business Days once all of the conditions to the Closing as set forth in Section 5 and Section 6 have been fulfilled (or waived by the Company or the Investor (as the case may be) to the extent permitted to be waived under this Agreement). If, upon the expiration of six (6) months from the date when the WFOE has received such Onshore Deposit, the Investor fails to obtain the ODI Approvals as set forth in Section 5(h) and Section 6(d), the Investor may notify the Company and the WFOE of such situation in writing. The WFOE shall, and the Company shall procure the WFOE, to return such Onshore Deposit to the Investor within ten (10) Business Days after both the WFOE and the Company have received such written notice from the Investor.

(b)            At the Closing, the Investor shall pay its Investment Amount by wire transfer in immediately available funds of US$ to a bank account designated by the Company (“Designated Account”), the details of which shall be provided by the Company to the Investors pursuant to Section 5.

(c)            The exchange rate for the Purchase Price to be paid by the Investor shall be RMB 6.7098 per U.S. Dollar .

4.	REPRESENTATIONS AND WARRANTIES

4.1	Representations and Warranties of Warrantors

Subject to such exceptions as may be specifically set forth in the Disclosure Schedule attached hereto as Exhibit E (the “Disclosure Schedule”) which forms part of the representation and warranties herein, each of the Warrantors severally and jointly represents and warrants to the Investor that, (a) each of the Fundamental Warranties is true, accurate and is not misleading in all respects as of the date hereof and as of the Closing Date, except if a representation or warranty is made as of a specified date, as of such date; (b) each of the statements contained in Exhibit B (other than the Fundamental Warranties) is true and accurate and is not misleading (without giving effect to any qualification as to materiality or Material Adverse Effect set forth therein) in all material aspects as of the date hereof and as of the Closing Date, except if a representation or warranty is made as of a specified date, as of such

4.2	Representations and Warranties of the Investor

The Investor hereby represents and warrants to the Warrantors that the representations and warranties set forth in this Section 4.2 are true and accurate and are not misleading as of the date hereof and as of the Closing Date (without giving effect to any qualification as to materiality or Material Adverse Effect set forth therein) in all material aspects, except if a representation or warranty is made as of a specified date, as of such date:

(a)            it is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation. It is not insolvent or unable to pay its debts, and it has not stopped paying its debts as they fall due. No order has been made or petition presented or resolution passed for the winding up, liquidation or dissolution of such Investor and no distress, execution or other similar process has been levied on the Investor’s assets;

(b)            it has all requisite power and authority to execute and deliver the Transaction Documents to which it is a party and to carry out and perform its obligations thereunder. All action on the part of such Investor (and, as applicable, its officers, directors and shareholders) necessary for the authorization, execution and delivery of the Transaction Documents to which it is a party, and the performance of all obligations of such Investor thereunder, has been taken or will be taken prior to the Closing applicable to such Investor. This Agreement has been duly executed and delivered by the Investor. Assuming the due authorization, execution and delivery by the other parties hereto and thereto, this Agreement and each of the Transaction Documents to which such Investor is a party are, or when executed and delivered by such Investor shall be, valid and legally binding obligations of the Investor, enforceable against such Investor in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies;

(c)            the execution, delivery and performance by such Investor of, and compliance by such Investor with, each of the Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, will not (a) result in any violation, breach or default, or be in conflict with or constitute, with or without the passage of time or the giving of notice or both, a default under the Charter Documents of such Investor or any applicable law (including Circular 37), (b) result in a breach of any order, judgment or decree of any government entity to which such Investor is a party or by which such Investor is bound; or (c) result in a breach by the Investor of any contract to which the Investor is a party; except, in each case of (a), (b) and (c), as would not have a Material Adverse Effect on the ability of such Investor to consummate the transactions contemplated by the Transaction Documents;

(d)            The Purchased Shares to be acquired by such Investor will be acquired for investment for the Investor’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof. Such Investor does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Purchased Shares.

(e)            Such Investor has the knowledge, sophistication and experience necessary to make an investment decision like that involved in the purchase of the applicable Purchased Shares and can bear the economic risk of its investment in the Purchased Shares.

(f)             As of the date of this Agreement, all Approvals from or of any Governmental Authority or any other person required in connection with the execution, delivery and performance by such Investor of this Agreement and other Transaction Documents, and the consummation of the transactions contemplated hereby on the part of such Investor (except for the ODI Approvals as set forth in Section 5(h) and Section 6(d)). have been duly obtained or completed (as applicable) and are in full force and effect. As of the Closing Date, all Approvals from or of any Governmental Authority or any other person required in connection with the execution, delivery and performance by such Investor of this Agreement and other Transaction Documents, and the consummation of the transactions contemplated hereby on the part of such Investor, have been duly obtained or completed (as applicable) and are in full force and effect.

(g)            Such Investor has received or has had full access to all the information it considers necessary or appropriate to make an informed decision with respect to the purchase of the Purchased Shares. Such Investor has had an opportunity to ask questions and receives answers from the Company regarding the terms and conditions of the offering of the Purchased Shares and the business, properties, prospects and financial condition of the Group Companies.

(h)            Such Investor has sufficient self-owned funds or financing sources to make payments of funds and relevant fees set out in this Agreement and capacity to obtain and maintain the financing for the purpose of completion of the transactions contemplated in this Agreement. The source of such Investor’s funds for the fulfilment of this Agreement is fully lawful, and shall not infringe any third parties’ lawful rights and interests.

5.	CONDITIONS TO THE INVESTOR’S OBLIGATIONS AT THE CLOSINGS

The obligation of the Investor to consummate its Closing under Section 3 of this Agreement is subject to the fulfilment of each of the following conditions at or prior to the Closing, unless otherwise waived by such Investor in writing (for the avoidance of any doubt, Section 5(h) shall in no event be waived):

(a)	Execution and Delivery of Transaction Documents

Each Warrantor shall have delivered to such Investor each of the Transaction Documents to which it is a party, duly executed by all parties thereto except such Investor.

(b)	Constitutional Documents

The Fifth Restated Constitution substantially in the form set forth in Exhibit C shall have been duly adopted by the Company by all necessary corporate action of its shareholders and its board of directors.

(c)	Representations and Warranties

(i)            The Fundamental Warranties shall be true, correct and not misleading in all respects as of the Effective Date and as of the Closing Date, with the same force and effect as if they were made on and as of such date, or as of another date if any representations and warranties are made with respect to such other date.

(ii)           The representations and warranties made by each Warrantor contained in Exhibit B (other than Fundamental Warranties) shall be true, correct and not misleading (without giving effect to any qualification as to materiality or Material Adverse Effect set forth therein) in all material aspects as of the Effective Date and as of the Closing Date, with the same force and effect as if they were made on and as of such date, or as of another date if any representations and warranties are made with respect to such other date.

(d)	Covenants

Each Warrantor shall have performed or complied with all covenants, agreements and conditions contained in the Transaction Documents to be performed or complied with by such Warrantor on or prior to the Closing Date.

(e)	Proceedings and Documents

All corporate and other proceedings of the Group Companies and necessary authorizations in connection with the transactions contemplated hereby at the Closing shall have been duly obtained or completed. The Company has delivered to the Investor the copies of the aforementioned documentation.

(f)	No Material Adverse Effect

Since the date of this Agreement, the Company shall not have suffered a Material Adverse Effect.

(g)	Consents. Permits, and Waivers

The Company shall have obtained any and all Permits and waivers necessary for consummation of the transactions contemplated by each Transaction Document,

(h)	ODI Approvals

Any and all of (a) the consents, filings and/or registrations with respect to such Investor’s direct or indirect outbound investment to the Company with applicable Governmental Authority pursuant to the applicable PRC laws and (b) the relevant foreign exchange registration procedures with State Administration of Foreign Exchange or one of its designated banks in the PRC with respect to its direct or indirect outbound investment to the Company and the remittance of funds out of PRC by such Investor shall have been duly obtained and completed.

(i)	Bank Account Information

The Company shall have provided the information of the Designated Account and wiring instruction to such Investor.

(j)	Compliance Certificate

The Warrantors shall deliver to the Investor a certificate certified by a director of the Company certifying that the conditions specified in Section 5 (except for Section 5(h)) have been fulfilled at the time of issuance of such certificate.

6.	CONDITIONS TO COMPANY’S OBLIGATIONS AT THE CLOSINGS

The obligations of the Company under this Agreement to consummate the Closing with respect to the Investor are subject to the fulfilment of each of the following conditions at or prior to the Closing, unless otherwise waived by the Company (for the avoidance of any doubt, Section 6(d) shall in no event be waived):

(a)	Representations and Warranties

The representations and warranties made by the Investor in Section 4.2 shall be true, correct and not misleading as of the Effective Date and the Closing Date in all material respects, with the same force and effect as if they were made on and as of such date.

(b)	Execution and Delivery of Transaction Documents

The Investor shall have executed and delivered to the Company the Transaction Documents to which it is a party.

(c)	Covenants

Such Investor shall have performed or complied with all covenants, agreements and conditions contained in this Agreement to be performed or complied with by such Investor on or prior to the Closing Date.

(d)	ODI Approvals

Any and all of (a) the consents, filings and/or registrations with respect to such Investor’s direct or indirect outbound investment to the Company with applicable Governmental Authority pursuant to the applicable PRC laws and (b) the relevant foreign exchange registration procedures with State Administration of Foreign Exchange or one of its designated banks in the PRC with respect to its direct or indirect outbound investment to the Company and the remittance of funds out of PRC by such Investor shall have been duly obtained and completed.

7.	COVENANTS

7.1	Interim Covenants of the Warrantors

Each of the Warrantors jointly and severally covenants, from the Effective Date until the Closing Date, to the Investor to maintain the normal operation and management of the Group Companies.

7.2	Post-Closing Covenants of the Warrantors

7.2.1        Each of the Warrantors jointly and severally covenants to the applicable Investor after the Closing Date that the Group Companies shall comply with applicable laws in all material respects.

7.2.2        The Company shall execute an employment agreement with each Key Management Staff, containing confidentiality, non-competition, non-solicitation and invention assignment provisions consistent with market practice as soon as possible but in no event shall be later than one (1) month after the Closing Date.

7.2.3        The Company shall, and the Warrantors shall procure the Company to, take reasonable measures to ensure that its Qualified IPO will not be materially advisedly affected by noncompliance with regulations of stock exchanges and security regulators on horizontal competition or related-party transactions as soon as practical, in particular, the Company shall cause a manufacturing cooperation agreement to be entered into by and between a Group Company and Zhejiang Geely Holding Group Limited (or its designated Affiliate(s)) as soon as practical but no later than two (2) months after the Closing.

7.2.4        The Warrantors shall cause the Fifth Restated Constitution to be duly submitted for filing with the appropriate corporate registration authority(ies) of the Cayman Islands as soon as practicable after the Closing Date, and in any event within thirty (30) Business Days of the Closing Date.

8.	INDEMNITY

8.1	General Indemnification

Each Party shall indemnify, defend and hold harmless the other Parties (each an “Indemnified Party”) from and against any and all costs, expenses, damages, liabilities, claims, losses (the “Losses”) resulting from or arising out of any breach by such defaulting party of any of the covenants, representations, warranties or other agreements in the Transaction Documents.

8.2	Liability Limitations

 The following limitations on liabilities shall apply:

(a)           the Warrantors shall have no obligation to indemnify the Investor for any individual claim by the Investor arising out of the Transaction Documents, unless the aggregate Losses related to such individual claim (the “Individual Claim”) exceed 0.5% of the Investment Amount of such Investor”);

(i)        the Warrantors shall have no obligation to indemnify the Investor unless the aggregate amount of all such Individual Claims made by the Investor under the Transaction Documents exceed 2% of the Investment Amount of such Investor (the “Claim Loss Threshold”) (in which event the liability of the Warrantors shall be limited to the amount by which such aggregate amount exceeds that figure);

(ii)        the aggregate liability of the Warrantors as indemnifier to the Investor arising from any Warrantor’s breach of Transaction Documents shall not exceed the aggregate Purchase Price paid by the relevant Investor less the cash income (including cash dividends, repurchase payments, equity transfer consideration, to extent applicable) already received by such Investor by virtue of their shareholding in the Company;

(iii)        an Investor who obtains any remedy under this Agreement shall not seek or obtain any other remedy under this Agreement or any other Transaction Documents for the same subject matter, regardless of whether such remedy covers the Losses of such Investor.

Notwithstanding any other provision to the contrary in this Agreement, no limitations on the Warrantors’ liability shall apply in the case of fraud or intentional misrepresentation by the Warrantors.

(b)           (i)            The Fundamental Warranties shall survive the Closing perpetually; and (ii) the other representations and warranties made by any Warrantor other than the Fundamental Warranties shall survive the Closing until the second anniversary of the Closing Date. No claim for breach of any representation or warranty or covenant may be brought by the Investor unless a claim has been raised in writing before the end of the survival period, and its formal proceedings have commenced within six (6) months after the end of the survival period set forth in this Section 8.2(b).

9.	MISCELLANEOUS

9.1	Successors and Assigns: No Third-Party Beneficiary

(a)	Each Party (save for the Investor) may not assign, hold in trust or otherwise transfer any rights or benefits under this Agreement without prior written consent of other Parties.

(b)	Subject to and upon any assignment permitted by this Agreement, any assignee of the Parties shall in its own right be able to enforce any term of this Agreement in accordance with its terms as if it were a Party, but until such time any such assignee of the Parties shall have no such rights whether as a third party or otherwise.

9.2	Notices

(a)	Any notice or other communication to be given under this Agreement must be in writing (which includes electronic mail) and must be delivered or sent by post or electronic mail to the Party to whom it is to be given at its address appearing below:

The Company, the WFOE and Offshore Founder Holdco

Address:

******

The Investor

Hangzhou Fuyang Investment Development Co. Ltd.

******

or at any such other address of which it shall have given notice for this purpose to the other Parties under this Clause. Any notice or other communication sent by post shall be sent by prepaid registered post or registered airmail in the case of international service.

(b)	Any notice or other communication shall be deemed to have been given:

(i)	if delivered, on the date of delivery;

(ii)	if sent by post, on the seventh day after it was put into the post; or

(iii)	if sent by electronic mail, at the time that it is received in the recipient’s inbox.

(c)	In proving the giving of a notice or other communication, it shall be sufficient to prove that delivery was made or that the envelope containing the communication was properly addressed and posted by prepaid registered post or registered airmail or that the email was properly addressed and transmitted.

(d)	If there is any change regarding the address or email address of any Party, such Party shall give written notice on this within seven (7) days after such change. If such Party fails to notify the other Parties in time, such Party shall bear any losses incurred by such failure of notification.

9.3	Amendments and Waivers

(a)	Unless otherwise specified under the Transaction Documents, no variation of this Agreement (or of any of the documents referred to in this Agreement) shall be valid unless it is in writing and signed by or on behalf of each Party. The expression “variation” shall include any amendment, supplement, deletion or replacement however effected.

(b)	Unless expressly agreed, no variation shall constitute a general waiver of any provisions of this Agreement, nor shall it affect any rights, obligations or liabilities under or pursuant to this Agreement which have already accrued up to the date of variation, and the rights and obligations of the Parties under or pursuant to this Agreement shall remain in full force and effect, except and only to the extent that they are so varied.

(c)	No breach by any Party of any provision of this Agreement shall be waived or discharged except with the express written consent of the other Parties.

(d)	No failure or delay by any Investor in exercising any right, power or privilege under this Agreement shall operate as a waiver of that right, power or privilege and no single or partial exercise by any Investor of any right, power or privilege shall preclude any further exercise of that right, power or privilege or the exercise of any other right, power or privilege.

(e)	The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights and remedies provided by law or otherwise.

9.4	Delays or Omissions

No delay or omission to exercise any right, power or remedy accruing to the Company or any Investor, upon any breach or default of any Party hereto under this Agreement, shall impair any such right, power or remedy of the Company or such Investor nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach or default thereafter occurring; nor shall any waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of the Company or any Investor of any breach or default under this Agreement or any waiver on the part of the Company or any Investor of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, or by law or otherwise afforded to the Company or any Investor shall be cumulative and not alternative.

9.5	Expenses

Each Party shall be responsible for its own costs and expenses in relation to the negotiation, preparation, execution and implementation of the Transaction Documents and all documents ancillary to them.

9.6	Interpretation; Titles and Subtitles

This Agreement shall be construed according to its fair language. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

9.7	Counterparts

(a)	This Agreement may be executed in any number of counterparts. Any Party may enter into this Agreement by executing any counterpart, but this Agreement shall not be effective until each Party has executed at least one counterpart.

(b)	Each counterpart shall constitute an original of this Agreement, but all the counterparts together constitute the same instrument.

9.8	Invalidity

If at any time any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect under the law of any jurisdiction, that shall not in any way affect or impair:

(a)	the validity, legality or enforceability in that jurisdiction of any other provision of this Agreement; or

(b)	the validity, legality or enforceability under the law of any other jurisdiction of that or any other provision of this Agreement.

If, however, any provision of this Agreement shall be invalid, illegal, or unenforceable under any such applicable laws in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such law.

9.9	Confidentiality

(a)	Definitions in this Section

In this Section:

“Confidential Information” means all information received or obtained by a Party in connection with entering into or performing this Agreement and which relates to:

(1)	the negotiations concerning this Agreement;

(2)	the provisions of the Transaction Documents;

(3)	the subject matter of the Transaction Documents; or

(4)	the other Parties.

(b)	Duty of confidentiality

Save as permitted by Section 9.9 (c) each Party shall, and shall procure that any person connected with it and its directors, officers and employees shall, keep confidential and not disclose to any person any Confidential Information.

(c)	Permitted disclosures

A Party may disclose or permit the disclosure of Confidential Information:

(1)          to its directors, officers, employees, legal or other professional advisers, on a need-to-know basis, to the extent necessary to enable it or them to perform or cause to be performed or to enforce any of its rights or obligations under this Agreement and only under binding obligations of confidence at least as comprehensive as those contained in this Agreement (which it undertakes to enforce and for which it shall be legally responsible);

(2)          to its directors, officers, employees, legal or other professional advisers, on a need to know basis, to the extent necessary to enable it or them to perform or cause to be performed or to discharge their duties and responsibilities to the Company after the Closing and only under binding obligations of confidence at least as comprehensive as those contained in this Agreement (which it undertakes to enforce and for which it shall be legally responsible);

(3)          when required to do so by law or by or pursuant to the rules or any order of any court, tribunal or agency of competent jurisdiction;

(4)          to the extent that the Confidential Information has become publicly available or generally known to the public at the time of such disclosure otherwise than as a result of a breach of this Section 9;

(5)          if such disclosure is expressly permitted by some other provision of this Agreement or if the corresponding Party has given prior written approval to the disclosure, such approval not to be unreasonably withheld or delayed;

(6)          when required by any securities exchange, regulatory or governmental body having jurisdiction over the Party seeking to make the disclosure, whether or not the requirement for disclosure has the force of law or

(7)          in the case of an Investor, to its stockholders, limited partners, members or other bona fide prospective investors, as the case may be, regarding the general status of its investment in the Company, the name of the Company, a general description of the business of the Company and the actual or estimated return on investment realized by such Investor resulting from or relating to its investment in the Company, and in each case only where such person is under binding obligations of confidence at least as comprehensive as those contained in this Agreement (which it undertakes to enforce and for which it shall be legally responsible) and no Investor shall be permitted to disclose any Confidential Information to any stockholders, limited partners, members or other bona fide prospective investors who (i) establish, carry out, is engaged, concerned or interested directly or indirectly in any business in competition with the business of any Group Company in any jurisdiction or (ii) are included in a list of sensitive parties the Company notifies the Investor of in writing from time to time.

(d)	Continuance of obligations

The obligations in this Section 9 shall continue to apply after termination of this Agreement without limit in time.

9.10	Further Assurances

Each Party shall, and shall use all reasonable endeavours to procure that any necessary third party shall execute and deliver such documents and perform such acts as may reasonably be required for the purpose of giving full effect to this Agreement.

9.11	Press Release

The Parties shall not make any announcement regarding the consummation of the transaction contemplated by this Agreement, other Transaction Documents and any related documentation in any press release, conference, advertisement, announcement, professional or trade publication, marketing materials or otherwise to the general public without the prior written mutual consent of the Investor and the Company.

9.12	Goveming Law

This Agreement and any non-contractual obligation arising out of or in connection with this Agreement shall be governed by, and construed in accordance with, the laws of Hong Kong.

9.13	Dispute Resolution

Any dispute, controversy, difference or claim arising out of or relating to this Agreement, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre (“HKIAC”) under the HKIAC Administered Arbitration Rules in force when the notice of arbitration is submitted. The law of this arbitration clause shall be Hong Kong law. The seat of arbitration shall be Hong Kong. The number of arbitrators shall be three. The arbitration proceedings shall be conducted in the English language.

9.14	Termination of This Agreement

(a)          This Agreement may be terminated prior to the Closing (i) by mutual written consent of all Parties; (ii) by either the Company, on the one hand, or such Investor, on the other hand if the Closing fails to occur on or prior to September 30, 2022, (the “Long Stop Date”) (the Long Stop Date would be automatically extended to January 31, 2023 if the application for the consents, filings and/or registration with respect to such Investor’s outbound investment to the Company have been submitted to and accepted by the Governmental Authority prior to September 30, 2022), provided that neither the Company nor such Investor shall be permitted to terminate this Agreement if the failure to consummate the Closing was caused by the breach by such Party of any material representation, warranty or covenant in this Agreement (for the avoidance of any doubt, in case where the application for the consents, filings and/or registrations with respect to the Investor’s outbound investment to the Company fails to be completed on or prior to the Long Stop Date, such Investor shall not be granted the right to terminate the Agreement under such occasion) (for further avoidance of any doubt, the termination shall only become effective to and binding on such relevant Investor); or (iii) by either the Company, on the one hand, or any Investor, on the other hand (and only with respect to such Investor) by written notice to the other Party if there has been a material misrepresentation or material breach of a covenant or agreement contained in this Agreement on the part of such Investor or the Company, respectively, and such breach, if curable, has not been cured to the reasonable satisfaction of the other Party within ten (10) Business Days of such notice (for the avoidance of any doubt, the termination shall only become effective to and binding on such breaching Investor).

(b)          If this Agreement is terminated pursuant to the provisions of Section 9.14(a) above, this Agreement shall become void and have no further effect with respect to the terminating Parties; provided. that no Party shall be relieved of any liability of any nature for a breach of this Agreement or for any misrepresentation hereunder, nor shall such termination be deemed to constitute a waiver of any available remedy (including specific performance if available) for any such breach or misrepresentation.

(c)          Termination shall not affect the then accrued rights and obligations of the Parties (including the right to damages for the breach, if any, giving rise to the termination and any other pre-termination breach by any of the Parties).

(d)          Notwithstanding any provision to the contrary, the provisions of Section 1 (Definitions), Section 8 (Indemnity), Section 9.2 (Notices), Section 9.5 (Expenses), Section 9.9 (Confidentiality), Section 9.11 (Press Release), Section 9.12 (Governing Law), Section 9.13 (Dispute Resolution) and this Section 9.14 (Termination of This Agreement) shall survive any expiration or termination of this Agreement.

9.15	Signing and Binding

Notwithstanding that there may be Parties not having executed this Agreement at the same time together with other Parties, this Agreement shall be binding upon, effective to and enforceable against and among those Parties which have duly executed this Agreement, in which case, the “Parties” or “Party” used in this Agreement shall refer to those Parties which have duly executed this Agreement.

9.16	Effectiveness and Validity

Upon execution of this Agreement by any of the signing Parties listed in the signing columns at the end of this Agreement, this Agreement shall become immediately effective and binding among all those Parties which have duly executed, either sequentially or concurrently, copies of this Agreement.

REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

OFFSHORE FOUNDER HOLDCO

Lotus Advanced Technology Limited Partnership

By	/s/ FENG Qingfeng

Name:	FENG Qingfeng

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

COMPANY

Lotus Technology Inc.

By	/s/ FENG Qingfeng

Name:	FENG Qingfeng

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

SERIES A INVESTOR

Hangzhou Fuyang Investment Development Co., Ltd.

/s/ Hangzhou Fuyang Investment Development Co., Ltd.

EXHIBIT A

SCHEDULE OF THE INVESTORS

Investor	Jurisdiction and Registered Office	Number of Series A Preferred Shares	Purchase Price
HANGZHOU FUYANG INVESTMENT DEVELOPMENT CO., LTD.	a limited liability company registered in the PRC with its registered office at ******	18,964,966	RMB 200,000,000

EXHIBIT B

WARRANTOR'S REPRESENTATIONS AND WARRANTS

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EXHIBIT C

FIFTH RESTATED CONSTITUTION

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EXHIBIT D

FOURTH RESTATED SHAREHOLDER'S AGREEMENT

[***]

EXHIBIT E

DISCLOSURE SCHEDULE

[***]

EXHIBIT F

KEY MANAGEMENT STAFF

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